Exhibit 99.1

GTT Hires Steven Berns as Chief Financial Officer

MCLEAN, Va., April 6, 2020 — GTT Communications, Inc. (NYSE: GTT), a leading global cloud networking provider to multinational clients, announced today that Steven Berns has joined the GTT leadership team as Chief Financial Officer. Mr. Berns will lead GTT’s global finance group, including financial operations, investor relations and all banking and advisory relationships.

“Steven has a distinguished track record leading finance organizations in several mid- to large-size public companies,” stated Rick Calder, GTT President and CEO. “He will add seasoned executive leadership towards the achievement of GTT’s organic revenue growth and operational excellence objectives as we deliver on our purpose, connecting people around the world and to every application in the cloud. With the appointment of Steven, we would like to thank Dan Fraser for his dedicated service as Interim Chief Financial Officer. Dan will continue to serve as Senior Vice President, Finance, and Controller.”

Mr. Berns brings more than 30 years of strategic, financial and operational leadership experience to GTT. Prior to joining GTT, he served as Co-Chief Operating Officer and Chief Financial Officer at Shutterstock, a leading global technology company. Prior to his tenure at Shutterstock, Mr. Berns served in several executive leadership roles, including as Chief Financial Officer at the Tribune Media Company, a television and digital media company, and Revlon, a worldwide cosmetic and beauty products company.

Mr. Berns earned an MBA from New York University Stern School of Business and a bachelor’s degree from Lehigh University.

About GTT

GTT connects people across organizations, around the world and to every application in the cloud. Our clients benefit from an outstanding service experience built on our core values of simplicity, speed and agility. GTT owns and operates a global Tier 1 internet network and provides a comprehensive suite of cloud networking services. For more information on GTT (NYSE: GTT), please visit www.gtt.net.

GTT Media Inquiries:

Ellie Rider/Claire Sach, LEWIS

+44-207-802-2626

GTTUK@teamlewis.com

GTT Investor Relations:

Carolyn Capaccio/Jody Burfening, LHA

+1-212-838-3777

ccapaccio@lhai.com